Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:	Kevin J. Goodwin Vice President & Treasurer irelations@buckeye.com (800) 422-2825

Buckeye Bahamas Hub Partially Restarts Operations

HOUSTON, September 11, 2019 — Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL) today reported that it has partially resumed operations at its Buckeye Bahamas Hub (“BBH”) facility following Hurricane Dorian.  BBH is now able to accommodate customer vessels at its inland berths for both loading and unloading of petroleum products.  Work continues on completing final assessments, and restoring full operations at the facility in the near future.  “I would like to commend our Buckeye emergency response teams for their tireless efforts to support our employees and their families during the recovery, as well as staying focused on safely resuming full operations at our Buckeye Bahamas Hub,” said Khalid A. Muslih, Executive Vice President and President of Buckeye’s Global Marine Terminals.

As Buckeye previously reported, preliminary assessments of the facility found only minor damage from wind and rain, with no indications of any product release or environmental threats.  All BBH employees have been accounted for, and an initial delivery of supplies and resources for employees and their families has arrived.  Relief efforts will be on going as Buckeye seeks to assist our employees and the community, as their safety, health, and well-being is our top priority.

Buckeye will continue to provide updates as additional information becomes available.

About Buckeye Partners, L.P.

Buckeye Partners, L.P. (NYSE: BPL) is a publicly traded master limited partnership which owns and operates a diversified global network of integrated assets providing midstream logistic solutions, primarily consisting of the transportation, storage, processing and marketing of liquid petroleum products. Buckeye is one of the largest independent liquid petroleum products pipeline operators in the United States in terms of volumes delivered, with approximately 6,000 miles of pipeline.  Buckeye also uses its service expertise to operate and/or maintain third-party pipelines and terminals and perform certain engineering and construction services for its customers. Buckeye’s global terminal network comprises more than 115 liquid petroleum products terminals with aggregate tank capacity of over 118 million barrels across our portfolio of pipelines, inland terminals and marine terminals located primarily in key petroleum logistics hubs in the East Coast, Midwest and Gulf Coast regions of the United States as well as in the Caribbean. Buckeye’s terminal assets facilitate global flows of crude oil and refined petroleum products, offering its customers connectivity between supply areas and market centers through some of the world’s most important bulk liquid storage and blending hubs. Buckeye’s wholly owned flagship marine terminal in The Bahamas, Buckeye Bahamas Hub, is one of the largest marine crude oil and refined petroleum products storage facilities in the world and provides an array of logistics and blending services for the global flow of petroleum products. Buckeye’s Gulf Coast regional hub, Buckeye Texas Partners, offers world-class marine terminalling, storage and processing capabilities. Buckeye is also a wholesale distributor of refined petroleum products in certain areas served by its pipelines and terminals. More information concerning Buckeye can be found at www.buckeye.com.

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